As filed with the Securities and Exchange Commission on July 31, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-267445

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-270935

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-278232

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-286189

UNDER

THE SECURITIES ACT OF 1933

THIRD HARMONIC BIO, INC.

(Exact name of Registrant as specified in its charter)

Delaware	83-4553503
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1700 Montgomery Street, Suite 210 San Francisco, California 94111	94111
(Address of Principle Executive Offices)	(Zip Code)

2022 Equity Incentive Plan

2022 Employee Stock Purchase Plan

(Full title of the plans)

Natalie Holles

Chief Executive Officer

Third Harmonic Bio, Inc.

1700 Montgomery Street, Suite 210

San Francisco, California 94111

(Name and Address of Agent for Service)

(209) 727-2457

(Telephone Number, Including Area Code, of Agent for Service)

Please send copies of all communications to:

Effie Toshav, Esq.

Robert A. Freedman, Esq.

Ryan Mitteness, Esq.

Fenwick & West LLP

401 Union Street, 5th Floor

Seattle, WA 98101

(206) 389-4510

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definition of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”), previously filed by Third Harmonic Bio, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (File No. 333-267445), originally filed with the SEC on September 15, 2022, pertaining to the registration of 2,536,953 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), under the Company’s 2019 Stock Incentive Plan, as amended, 4,710,545 shares of Common Stock under the Company’s 2022 Equity Incentive Plan (the “2022 Plan”) and 369,079 shares of Common Stock under the Company’s 2022 Employee Stock Purchase Plan (the “2022 ESPP”).

•

Registration Statement on Form S-8 (File No. 333-270935), originally filed with the SEC on March 29, 2023, pertaining to the registration of an additional 2,208,253 shares of Common Stock under the 2022 Plan and an additional 403,422 shares of Common Stock under the 2022 ESPP.

•

Registration Statement on Form S-8 (File No. 333-278232), originally filed with the SEC on March 26, 2024, pertaining to the registration of an additional 2,032,440 shares of Common Stock under the 2022 Plan and an additional 406,488 shares of Common Stock under the 2022 ESPP.

•

Registration Statement on Form S-8 (File No. 333-286189), originally filed with the SEC on March 27, 2025, pertaining to the registration of an additional 2,254,514 shares of Common Stock under the 2022 Plan and an additional 450,902 shares of Common Stock under the 2022 ESPP.

On April 10, 2025, the Company’s board of directors approved a Plan of Dissolution (the “Plan of Dissolution”) which, following the approval by the Company’s stockholders at the annual meeting held on June 5, 2025, authorizes the Company to liquidate and dissolve the Company in accordance with the Plan of Dissolution. On July 31, 2025, the Company filed its Certificate of Dissolution with the Secretary of State of the State of Delaware, which became effective upon filing.

In connection with the Plan of Dissolution, the Company has terminated any and all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California, on this 31th day of July, 2025.

THIRD HARMONIC BIO, INC.

By:	/s/ Christopher Murphy
Christopher Murphy
Chief Financial and Business Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.